EXHIBIT 2.1

AMENDMENT NO. 1 TO MERGER AGREEMENT

        This Amendment No. 1 dated as of August 31, 2004 (“Amendment”), to the Merger Agreement dated as of December 15, 2003 (the “Merger Agreement”), is entered into by and among Enterprise Products Partners L.P. (“Enterprise MLP”), Enterprise Products GP, LLC, Enterprise Products Management LLC, GulfTerra Energy Partners, L.P. (“GulfTerra MLP”) and GulfTerra Energy Company, L.L.C. Each capitalized term used, but not otherwise defined herein, shall have the meaning assigned to such term in the Merger Agreement.

WITNESSETH:

        WHEREAS, Enterprise MLP and GulfTerra MLP believe that the filing made by the “ultimate parent entities” to the parties to the Merger Agreement with the Federal Trade Commission (the “FTC”) under the HSR Act is in the final stage of approval by the FTC, and further believe that the applicable waiting period under the HSR Act will be terminated by the FTC within the next several days;

        WHEREAS, the parties desire to amend Section 2.1(a) of the Merger Agreement to provide that, subject to the satisfaction of all other closing conditions, the Closing will occur on the Business Day following the date on which the applicable waiting period under the HSR Act is terminated, or such other time as may mutually be agreed upon by the parties;

        WHEREAS, if the Closing occurs between September 2, 2004 and September 29, 2004, the parties desire for the Merger to be deemed effective as of the opening of business on September 1, 2004 for financial accounting purposes (the “Accounting Effective Time”);

        WHEREAS, the parties desire to amend Section 5.21(a) of the Merger Agreement to limit the amount of D&O Insurance coverage required to be provided by Enterprise MLP to $50,000,000 and to provide for indemnification of the GulfTerra D&O Indemnified Parties by Enterprise MLP of up to an additional $50,000,000 subject to the same terms as such D&O Insurance Coverage;

        WHEREAS, the term “GulfTerra Purchased Units” is defined in Section 1.1 of the Merger Agreement to mean the GulfTerra Common Units and GulfTerra Series C Units to be purchased by Enterprise Products GTM, LLC pursuant to the Parent Company Agreement;

        WHEREAS, Section 2.2(d) of the Parent Company Agreement provides that the GulfTerra Common Units and GulfTerra Series C Units referred to above shall be purchased by Enterprise MLP;

        WHEREAS, in order to correct the inconsistency between Section 1.1 of the Merger Agreement and Section 2.2(d) of the Parent Company Agreement and to reflect the intent of the parties, the parties desire to amend the definition of “GulfTerra Purchased Units” contained in the Merger Agreement as provided herein; and

        WHEREAS, the Parent Company Agreement was amended as of April 19, 2004, and the parties desire to reflect such Amendment in the definition of “Parent Company Agreement” set forth in Section 1.1 of the Merger Agreement;

        NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

        1.     The first sentence of Section 2.1(a) is hereby amended to read as follows:

“Subject to the satisfaction or waiver of the conditions to closing set forth in Article VI, the closing (the “Closing”) of the Merger and the transactions contemplated by this Section 2.1 shall be held at the offices of Vinson & Elkins L.L.P. at 1001 Fannin Street, Houston, Texas 77002 on the Business Day following the date on which the applicable waiting period under the HSR Act, referred to in Section 6.1(c), is terminated, commencing at 9:00 a.m., local time, or such other place, date and time as may be mutually agreed upon by Enterprise MLP and GulfTerra MLP.”

        2.     A new Section 2.2 is hereby added to the Merger Agreement, to read in its entirety as follows:

“2.2 Accounting Effective Time. If the Closing occurs on or between September 2, 2004 and September 29, 2004, the Merger shall be deemed to be effective, for financial accounting purposes only, as of the opening of business on September 1, 2004 (the “Accounting Effective Time”). In that regard and subject to certain regulations under the HSR Act, following the Accounting Effective Time, one or more of the persons who will comprise the post-Closing management of Enterprise MLP shall take over the day-to-day operations of GulfTerra MLP (including applicable accounting records).”

        3.     Section 5.21 (a) is hereby amended to read in its entirety as follows:

    “(a)        For a period of three years after the Effective Time, Enterprise MLP shall maintain officers’ and directors’ liability insurance covering each person who is immediately prior to the Effective Time, or has been at any time prior to the Effective Time, an officer or director of any of the GulfTerra Partnership Group Entities and each person who immediately prior to the Effective Time is serving or prior to the Effective Time has served at the request of any of the Gulf Terra Partnership Group Entities as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the “GulfTerra D&O Indemnified Parties”) who are or at any time prior to the Effective Time were

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covered by the existing officers’ and directors’ liability insurance applicable to the GulfTerra Partnership Group Entities (“D&O Insurance”) policies on terms substantially no less advantageous to the GulfTerra D&O Indemnified Parties than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Effective Time (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time) except as set forth in the following sentence. Enterprise MLP shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a three-year “tail” policy (the “Tail Policy”) on terms and conditions no less advantageous than the existing D&O Insurance, except that the total coverage thereunder shall be limited to $50,000,000, and such Tail Policy shall satisfy the provisions of the foregoing sentence of this Section 5.21. In addition, for a period of three years after the Effective Time, Enterprise MLP shall indemnify the GulfTerra D&O Indemnified Parties pursuant to an Indemnification Agreement substantially in the form attached hereto as Exhibit 5.21(a).”

        4.     The definition of “GulfTerra Purchased Units” set forth in Section 1.1 of the Merger Agreement is hereby amended to read in its entirely as follows:

“GulfTerra Purchased Units means the GulfTerra Common Units and GulfTerra Series C Units to be purchased by Enterprise MLP pursuant to the Parent Company Agreement.”

        5.     The definition of “Parent Company Agreement” set forth in Section 1.1 of the Merger Agreement is hereby amended to read in its entirely as follows:

“Parent Company Agreement means that certain Parent Company Agreement dated as of the Execution Date, as amended by Amendment No. 1 thereto, dated as of April 19, 2004, among El Paso Parent, El Paso Sub 1, El Paso Sub 2, El Paso Sub 3, El Paso GP Holdco, Enterprise GP, Enterprise MLP and Enterprise Products GTM, LLC.”

        6.     As amended hereby, the Merger Agreement is in all respects ratified, confirmed and approved and shall remain in full force and effect.

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        IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

GULFTERRA ENERGY PARTNERS, L.P.

By:	/s/ Robert G. Phillips
Name: Robert G. Phillips
Title: Chief Executive Officer

GULFTERRA ENERGY COMPANY, L.L.C.

By:	/s/ Robert G. Phillips
Name: Robert G. Phillips
Title: Chief Executive Officer

ENTERPRISE PRODUCTS PARTNERS L.P.

By:	Enterprise Products GP, LLC, its General Partner

By:	/s/ Michael A. Creel
Name: Michael A. Creel
Title: Executive Vice President

ENTERPRISE PRODUCTS GP, LLC

By:	/s/ Michael A. Creel
Name: Michael A. Creel
Title: Executive Vice President

ENTERPRISE PRODUCTS MANAGEMENT LLC

By:	Enterprise Products Partners L.P., its sole member

By: Enterprise Products GP, LLC, general partner of Enterprise Products Partners L.P.

By: /s/ Richard H. Bachmann
Name: Richard H. Bachmann
Title: Executive Vice President

EXHIBIT 5.21(a)

INDEMNIFICATION AGREEMENT

        THIS INDEMNIFICATION AGREEMENT dated as of _______________, 2004 (this “Agreement”) is entered into by GulfTerra Energy Partners, L.P., a Delaware limited partnership (“GulfTerra MLP”), GulfTerra Energy Company, L.L.C., a Delaware limited liability company (collectively with GulfTerra MLP, the “GulfTerra Parties”), Enterprise Products Partners L.P., a Delaware limited partnership (“Enterprise MLP”), Enterprise Products GP, LLC, a Delaware limited liability company (“Enterprise GP”), and Enterprise Products Management LLC, a Delaware limited liability company (collectively with Enterprise MLP and Enterprise GP, the “Enterprise Parties”). Reference is hereby made to the Merger Agreement (the “Merger Agreement”) dated December 15, 2003 between the GulfTerra Parties and the Enterprise Parties. Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Merger Agreement.

W I T N E S S E T H:

        WHEREAS, the GulfTerra Parties and the Enterprise Parties entered into the Merger Agreement that provided for, among other things, subject to the terms and conditions thereof, Enterprise MLP to maintain officers’ and directors’ liability insurance covering the GulfTerra D&O Indemnified Parties on terms and conditions no less advantageous than the existing D&O Insurance for a period of three years after the Effective Time; and

        WHEREAS, the GulfTerra Parties and the Enterprise Parties have agreed to replace the current insurance profile described in Section 5.21 of the Merger Agreement, which requires Enterprise MLP to acquire $100 million of directors’ and officers’ liability insurance for the benefit of the GulfTerra D&O Indemnified Parties, with a profile in which: (1) GulfTerra MLP purchases a $50 million directors’ and officers’ liability insurance “tail policy” in conjunction with its regular July 2004 insurance renewal and (2) Enterprise MLP indemnifies GulfTerra’s directors and officers for an additional $50 million subject to the same terms, coverages, limitations and conditions as those contained in the “tail policy”.

        NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein and other good and valuable consideration, stipulated and acknowledged, the parties hereto agree as follows:

ARTICLE I

        Section 1.1     Officers’ and Directors’ Insurance.

                (a)     GulfTerra MLP acknowledges that it has purchased a three-year “tail policy” (the “Tail Policy”) that provides officers’ and directors’ liability insurance to the GulfTerra D&O Indemnified Parties with a total policy limit of $50,000,000.

                (b)     For a period of three years following the date hereof, Enterprise MLP shall indemnify, defend and hold harmless each GulfTerra D&O Indemnified Party from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any GulfTerra D&O Indemnified Party may be involved, or is threatened to be involved, by reason of its status as a director, officer, trustee or fiduciary of GulfTerra; provided, however, that Enterprise MLP’s indemnity obligation set forth in this Section 1.1(b) shall not exceed an aggregate of $50,000,000, (ii) shall become operative only if the total policy limit of $50,000,000 available under the Tail Policy has been exhausted, and (iii) shall be subject to the same terms, coverages, conditions and limitations as those contained in the Tail Policy.

ARTICLE II

        Section 2.1     Governing Law; Waiver of Jury Trial. To the maximum extent permitted by applicable Law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law. Each party hereto hereby irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction of any federal or state court located in the State of Delaware (the “Delaware Courts”) for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), (b) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum and (c) acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement.

        Section 2.2     Entire Agreement; Amendments and Waivers. Except for the Confidentiality Agreement, this Agreement constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between or among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their (or their general partner’s) respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger Transactions by the holders of Enterprise Common Units and GulfTerra Common Units, but, after any such approval, no amendment shall be made which by Law requires further approval by such unitholders without such further approval. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

        Section 2.3     Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person

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other than the parties hereto, their respective permitted successors and assigns, and each GulfTerra D&O Indemnified Party, any rights, benefits or obligations hereunder. No party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise). Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

        Section 2.4     Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

        Section 2.5     Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first written above.

GULFTERRA ENERGY PARTNERS, L.P.

By:
Name:	Robert G. Phillips
Title:	Chief Executive Officer

GULFTERRA ENERGY COMPANY, L.L.C.

By:
Name:	Robert G. Phillips
Title:	Chief Executive Officer

ENTERPRISE PRODUCTS PARTNERS L.P.

By: Enterprise Products GP, LLC,
its General Partner

By:
Name:	Michael A. Creel
Title:	Executive Vice President

ENTERPRISE PRODUCTS GP, LLC

By:
Name:	Michael A. Creel
Title:	Executive Vice President

ENTERPRISE PRODUCTS MANAGEMENT LLC

By: Enterprise Products Partners L.P.,
its sole member

By:	Enterprise Products GP, LLC, general partner of Enterprise Products Partners L.P.

By:
Name:	Richard H. Bachmann
Title:	Executive Vice President